Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 5, 2018, with respect to the consolidated financial statements of TrailStone NA Asset Finance I, LLC, included in Par Pacific Holdings, Inc.’s Form 8-K filed with the Securities and Exchange Commission on December 5, 2018, and incorporated by reference in this Registration Statement (Form S-3) and related Prospectus of Par Pacific Holdings, Inc. for the registration of 1,108,202 shares of its common stock.

/s/ Ernst & Young LLP

December 19, 2018

San Antonio, Texas